Exhibit 99.1

SeaSpine Announces 45% Revenue Growth and Record Revenue for Third Quarter 2022

CARLSBAD, CA (November 1, 2022) – SeaSpine Holdings Corporation (NASDAQ: SPNE), a global medical technology company focused on surgical solutions for the treatment of spinal disorders, announced today financial results for the third quarter of 2022.

Summary Third Quarter 2022 Financial Results and Recent Highlights
•Total revenue of $67.1 million, an increase of 45% year-over-year
•U.S. revenue of $51.1 million, an increase of 24% year-over-year
•U.S. spinal implants and enabling technologies revenue of $27.4 million, an increase of 30% year-over-year
•U.S. orthobiologics revenue of $23.8 million, an increase of 18% year-over-year
•International revenue of $16.0 million, an increase of 207% year-over-year
•Cash and cash equivalents at September 30, 2022 totaled $46.8 million and included $25.8 million of outstanding borrowings against the Company’s credit facility
•Full commercial launches of WaveForm® TA (TLIF Articulating) 3D-Printed interbody system and Mariner® MIS Wayfinder system

"We are pleased with our third quarter’s results,” said Keith Valentine, President and Chief Executive Officer. “Our continued success and positive momentum are derived from our focused execution across all levels of SeaSpine, which is continuing into the fourth quarter. We expect to finish 2022 strong and look forward to carrying our success and momentum into our merger with Orthofix Medical, Inc. expected to close in the first quarter of 2023.”

Third Quarter 2022 Financial Results
U.S. revenue growth was strong across all portfolios and was led by 30% growth in the spinal implants and enabling technologies portfolio. International revenue growth was driven primarily by $11.3 million of revenue from final stocking orders to the Company’s European spinal implants distributors in connection with the Company's exit from that market.

Gross margin for the third quarter of 2022 was 60.3%, compared to 60.6% for the third quarter of 2021. Adjusted gross margin (as described below) for the third quarter of 2022 was 61.8%, compared to 64.3% for the third quarter of 2021. The decrease in GAAP and adjusted gross margin was due primarily to the lower gross margin associated with the $10.0 million increase in spinal implants revenue to European distributors in the third quarter of 2022 compared to the prior year period, which was partially offset by lower excess and obsolete inventory charges in the current year period.

Operating expenses for the third quarter of 2022 totaled $55.2 million, a $8.8 million increase compared to the third quarter of 2021. The increase in operating expenses was driven primarily by $5.4 million in higher selling and marketing expenses, the majority of which relate to higher selling commissions and freight and logistics expenses attributed to revenue growth. General and administrative expenses increased $3.1 million compared to the third quarter of 2021, which was driven primarily by increased headcount-related compensation expenses and by legal and other fees associated with the pending merger with Orthofix Medical, Inc. Research and development expenses increased $0.3 million compared to the third quarter of 2021.

Net loss for the third quarter of 2022 was $15.5 million, compared to a $17.6 million net loss for the third quarter of 2021.

Adjusted EBITDA loss (as described below) for the third quarter of 2022 was $2.7 million, compared to a $7.4 million loss for the third quarter of 2021.

Cash and cash equivalents at September 30, 2022 totaled $46.8 million, and included $25.8 million of outstanding borrowings against the Company’s credit facility.

2022 Financial Outlook
SeaSpine expects full-year 2022 revenue to be in the range of $236 to $238 million, reflecting growth of approximately 23% to 24% over full-year 2021. This revenue range reflects growth of 16% to 19% for the fourth quarter of 2022, after excluding European spinal implants revenue generated in the fourth quarter of 2021.

About SeaSpine
SeaSpine (www.seaspine.com) is a global medical technology company focused on the design, development, and commercialization of surgical solutions for the treatment of patients suffering from spinal disorders. SeaSpine’s complete procedural solutions feature its market-leading FLASH™ Navigation, a system designed to improve accuracy of screw placement and provide a cost-effective, rapid, radiation-free solution to surgical navigation, and a comprehensive portfolio of spinal implants and orthobiologics to meet the varying combinations of products that neurosurgeons and orthopedic spine surgeons need to facilitate spinal fusion in degenerative, minimally invasive surgery (MIS), and complex spinal deformity procedures on the lumbar, thoracic and cervical spine. With product development expertise in advanced optics, software, orthobiologic sciences and spinal implants, SeaSpine can offer its surgeon customers a complete solution to meet their patients’ evolving clinical needs. SeaSpine currently markets its products in the United States and in approximately 30 countries worldwide.

Forward-Looking Statements
SeaSpine cautions you that statements in this press release that are not a description of historical facts are forward-looking statements based on the Company’s current expectations and assumptions. Such forward-looking statements include, but are not limited to, statements relating to: expectations regarding fourth quarter and full-year 2022 revenue; the Company’s performance during the rest of 2022; future revenue growth after 2022; the Company’s anticipated merger with Orthofix Medical, Inc. and the timing thereof. Among the factors that could cause or contribute to material differences between the Company’s actual results and the expectations indicated by the forward looking statements are risks and uncertainties that include, but are not limited to: the extent of the impact of SARS-CoV-2, including variants and sub-variants, on the Company's business and the economy, including reductions in surgical volumes; the impact of staffing shortages, at both third-party facilities at which elective surgeries are performed and the Company’s facilities; surgeons’ willingness to adopt the Company’s newly launched products; the ability of newly launched products to meet the needs of surgeons and patients, including as a result of the lack of clinical validation of products in limited commercial (or “alpha”) launch; continued pricing pressure, whether as a result of consolidation in hospital systems, competitors or others, as well as exclusion from major healthcare systems; the risk of supply shortages and associated disruption to product sales, including as a result of the Company’s dependence on a limited number of third-party suppliers for components and raw materials, as a result of the COVID-19 pandemic, the conflict in Ukraine, or otherwise; the Company’s ability to continue to invest in medical education and training, product development, and/or sales and marketing initiatives at levels sufficient to drive future revenue growth; general economic and business conditions in the markets in which the Company does business, both in the U.S. and abroad; the Company and Orthofix Medical, Inc. satisfying the conditions to the closing of the merger on a timely basis or at all; management’s time and attention is diverted on transaction related issues; disruption from the transaction makes it more difficult to maintain business, contractual and operational relationships; legal proceedings are instituted against Orthofix Medical, Inc., the Company or the combined company; Orthofix Medical, Inc., the Company or the combined company is unable to retain key personnel; and other risks and uncertainties more fully described in the Company’s news releases and periodic filings with the Securities and Exchange Commission. The Company’s public filings with the Securities and Exchange Commission are available at www.sec.gov.

You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date when made. SeaSpine does not intend to revise or update any forward-looking statement in this news release to reflect events or circumstances arising after the date hereof, except as may be required by law.

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Investor Relations Contact
Greg Chodaczek
ir@seaspine.com

SEASPINE HOLDINGS CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended Ended September 30,
	2022	2021	2022	2021
Total revenue, net	$67,147	$46,445	$174,158	$135,862
Cost of goods sold	26,637	18,289	66,140	51,137
Gross profit	40,510	28,156	108,018	84,725
Operating expenses:
Selling and marketing	32,983	27,578	95,518	76,413
General and administrative	14,767	11,642	37,898	32,055
Research and development	6,596	6,262	18,095	15,618
Intangible amortization	856	942	2,568	2,577
Total operating expenses	55,202	46,424	154,079	126,663
Operating loss	(14,692)	(18,268)	(46,061)	(41,938)
Other (expense) income, net	(419)	(231)	(976)	5,689
Loss before income taxes	(15,111)	(18,499)	(47,037)	(36,249)
Provision (benefit) for income taxes	389	(872)	(986)	(689)
Net loss	$(15,500)	$(17,627)	$(46,051)	$(35,560)
Net Loss per share, basic and diluted	$(0.42)	$(0.48)	$(1.25)	$(1.09)
Weighted average shares used to compute basic and diluted net loss per share	37,044	36,419	36,833	32,638

SEASPINE HOLDINGS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET DATA
(In thousands)

	September 30, 2022 (unaudited)	December 31, 2021

Cash and cash equivalents	$46,763	$83,106
Trade accounts receivable, net	38,969	36,231
Inventories	83,993	72,299
Total current liabilities	55,047	52,981
Long-term borrowings under credit facility	25,812	—
Total stockholders' equity	274,459	312,364

SEASPINE HOLDINGS CORPORATION
RECONCILIATION OF NON-GAAP INFORMATION - GAAP NET LOSS TO ADJUSTED EBITDA LOSS
(UNAUDITED)
(In thousands)

	Three Months Ended September 30,		Nine Months Ended Ended September 30,
	2022	2021	2022	2021
GAAP net loss	$(15,500)	$(17,627)	$(46,051)	$(35,560)
Non-GAAP adjustments:
Depreciation and intangible asset amortization expense	4,341	4,400	12,838	10,280
Other expense (income)	419	231	976	(5,689)
Income tax provision (benefit)	389	(872)	(986)	(689)
Spinal set instrument replacement expense	1,866	1,020	4,549	2,665
Stock-based compensation	3,652	3,149	10,172	8,791
Severance and other costs associated with European sales and marketing reorganization	152	1,665	558	1,665
Purchase accounting inventory fair market value adjustments	—	417	208	417
Acquisition and integration-related charges (7D Surgical)	16	200	378	1,995
Litigation special charges	544	—	544	—
Business combination charges related to Orthofix	1,412	—	1,412	—
Total Non-GAAP adjustments	12,791	10,210	30,649	19,435
Adjusted EBITDA Loss	$(2,709)	$(7,417)	$(15,402)	$(16,125)

SEASPINE HOLDINGS CORPORATION
RECONCILIATION OF NON-GAAP INFORMATION - GAAP GROSS MARGIN TO ADJUSTED GROSS MARGIN
(UNAUDITED)
(In thousands)

	Three Months Ended September 30,		Nine Months Ended Ended September 30,
	2022	2021	2022	2021
Total revenue, net	$67,147	$46,445	$174,158	$135,862
Less: Cost of goods sold	26,637	18,289	66,140	51,137
Gross profit	40,510	28,156	108,018	84,725
Add back:
Technology-related intangible asset amortization	986	1,291	2,958	2,167
Purchase accounting inventory fair market value adjustments	—	417	208	417
Adjusted gross profit	$41,496	$29,864	$111,184	$87,309
Adjusted gross margin (Adjusted gross profit / Total revenue, net)	61.8%	64.3%	63.8%	64.3%